Exhibit 10.6

                                    AGREEMENT


         This shall serve as an agreement between Lamcor Incorporated and Magnum Industries (or certain services to be performed by Magnum for Lamcor. These services will include but not necessarily be limited to the following:

         A. The full inspection and labeling of coffee pouches for Lamcor's Savor-loc system. Magnum in turn agrees to perform such services for a cost of $35.00/m throughout the entire term of this agreement.

         B. The cutting and inspection of those pouches produced for 3M referred to as the Chevron Program. Cost to Lamcor for these services shall be $50.00/m. Lamcor currently passes on a cost of $60.00/m to 3M in addition to the normal costs of producing the basic pouch. Magnum will guarantee above set price for duration of agreement.

         The duration of this agreement shall be for a period of three years. Any changes shall require mutual consent of both parties. This agreement may be renewed with both party's consent.

         Changes to this agreement may be made if unforeseen events change the basic intent of the services required. Events may include but not be limited to loss of business, unacceptable performance, or conflicts of interest arising from Magnum's desire to provide services for a competing operation. Lamcor reserves the first right of refusal if it deems a particular Magnum operation to be detrimental to the well being of Lamcor Incorporated.


[SIGNATURES]